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                                                                      EXHIBIT 99


July 27, 2001

Analytical Surveys, Inc.                    Pfeiffer High Public Relations, Inc.
Michael Renninger                                                     Geoff High
Chief Financial Officer                                             303/393-7044
mrenninger@anlt.com                                       geoff@pfeifferhigh.com

               ANALYTICAL SURVEYS OBTAINS NEW WAIVER AGREEMENT AND AMENDMENT TO CREDIT AGREEMENT FROM SENIOR LENDERS

INDIANAPOLIS, Indiana -- Analytical Surveys, Inc., (ASI) (Nasdaq National Market-ANLT), a leading provider of geospatial data management services for the geographic information systems ("GIS") market, today announced it has entered into a new Waiver Agreement and Amendment to its Credit Agreement (the "Agreement") with its senior lenders. The Agreement was signed on July 26, 2001 with its terms being retroactively effective as of May 31, 2001.

Under this Agreement, the maturities of ASI's bank credit facilities, which at present total $14.5 million, have been extended initially to November 1, 2001. An additional extension of those maturities to January 31, 2002 becomes effective upon a $1 million principal payment to the senior lenders by November 1, 2001. Payments previously scheduled to be made by ASI to its senior lenders prior to November 1, 2001, including the required full payment of ASI's revolving line of credit, have been deferred to the new maturity dates.

ASI's senior lenders also have agreed to forgive a portion of ASI's loan indebtedness, with the amount of the forgiveness determined based on the amount of principal paid by ASI to the senior lenders after July 1, 2001 and on or prior to the November 1, 2001 and January 31, 2002 scheduled maturity dates. If ASI is able to take full advantage of this debt forgiveness commitment, it can obtain maximum debt forgiveness from its senior lenders in the approximate amount of $10.9 million. The scheduled maturity date for the unpaid balance of ASI's credit facilities, if reduced to $5 million or less by January 31, 2002, will be extended to October 1, 2002.

Norman Rokosh, president and CEO, stated, "We have the opportunity to potentially eliminate substantially all of ASI's loan debt in exchange for a greatly reduced payment. ASI is pursuing a number of strategies to enable us to take advantage of this opportunity. We are appreciative of the continued cooperation of our senior lenders as we roll-out our turnaround program."


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About ASI

Analytical Surveys Inc. (ASI) is a premier provider of technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. As an industry leader for more than 40 years, ASI is dedicated to providing utilities with responsive, proactive solutions that maximize the value of the information and technology asset. In addition to its corporate offices in Indianapolis, Indiana, ASI maintains several facilities across the United States and is listed on the Nasdaq under the symbol "ANLT." For more information, visit www.anlt.com.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Results may differ materially from the Company's expectations. A number of uncertainties and other factors could cause actual results to differ materially from such forward-looking statements, including, but not limited to, the possibility that the Company will not be awarded contracts in the numbers, for the amounts, or at the time that the Company currently expects, and therefore, that overall contract volume does not increase. A more detailed description of factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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